Exhibit 99

For additional information, contact:
T. Heath Fountain
Senior Vice President and
   Chief Financial Officer
(229) 878-2055

HERITAGE FINANCIAL GROUP, INC ANNOUNCES 2011 ANNUAL MEETING DATE

ALBANY, Ga. (February 8, 2011) – Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced that it will hold its 2011 Annual Meeting of Stockholders at 10:00 am on June 22, 2011 at the Hilton Garden Inn, 101 South Front Street, Albany, Georgia.  The record date for the meeting is April 25, 2011.

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 16 full-service branch locations and two mortgage production offices.  As of December 31, 2010, the Company reported total assets of approximately $755.4 million and total stockholders' equity of approximately $119.4 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Heritage Financial Group, Inc. and HeritageBank of the South that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect HeritageBank of the South's interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect the operation of Heritage Financial Group, Inc. and HeritageBank of the South.

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